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Exhibit 99.1

FOR IMMEDIATE RELEASE

Capmark Financial Group Inc. Reports 2008 First Quarter Operating Results

San Mateo, California—May 12, 2008

Capmark Financial Group Inc. ("Capmark" or "we") reported a net loss of $212.9 million for the quarter ended March 31, 2008, compared to net income of $175.5 million for the quarter ended March 31, 2007. The current quarter loss was attributable to pre-tax net losses on loans of $357.2 million primarily resulting from fair value adjustments on Capmark's held for sale commercial mortgage loan portfolio.

Company Highlights

•
In April 2008, Capmark sold interests in loans in its European portfolio for approximately $1.8 billion in cash and used the majority of the proceeds to repay outstanding debt. In addition to increasing overall liquidity, the transaction resulted in the reduction of:

•
Our retail property loan concentration, as a percentage of total loans, from 19% as of March 31, 2008 to 11% following the sale; and

•
Our average loan size from $9.9 million as of March 31, 2008 to $8.7 million following the sale.

•
Capmark's servicing portfolio increased to $380.2 billion as of March 31, 2008, compared to $371.7 billion as of December 31, 2007, and $334.2 billion as of March 31, 2007.

•
Loan originations were $2.7 billion during the first quarter of 2008, compared to $8.8 billion in the first quarter of 2007 due, in large part, to Capmark's ongoing balance sheet and liquidity management and reduced volume of third-party originations.

•
In April 2008, Capmark completed an exchange offer of SEC-registered senior notes for the then-outstanding senior notes issued pursuant to Rule 144A and Regulation S in May 2007. The terms and conditions of the registered notes are substantially the same as the terms of the original notes, except for terms relating to the registration.

Consolidated Financial Review

First quarter 2008 net revenue was $(139.7) million, compared to $521.2 million in the same period in 2007, primarily as a result of a decline in noninterest income from net losses on loans of $357.2 million in the first quarter of 2008 compared to net gains on loans of $77.2 million in the first quarter of 2007. Net gains (losses) on loans are primarily comprised of fair value adjustments on loans held for sale and realized net gains/losses on loans sold.

Net interest income after provision for loan losses was $53.5 million in the first quarter of 2008 as compared to $77.2 million in the same period in 2007. The decline was primarily due to lower average spreads on interest-earning assets and a reduction of accretion income on acquired non-performing loans year over year. The decline in spread income was largely offset by gains on interest rate hedges included in noninterest income in the first quarter of 2008.

Noninterest income was $(193.2) million for the first quarter of 2008 compared to $444.0 million in the first quarter of 2007. The decline was primarily a result of the $357.2 million net loss on loans in the first quarter of 2008 and a decline in fee and investment income from $264.7 million in the first quarter of 2007 to $156.5 million in the first quarter of 2008. The decline in fee and investment income was primarily attributable to reduced earnings from joint ventures and partnership investments and a decline in asset management fees due to higher performance-based fees earned during the first quarter of 2007.

First quarter 2008 noninterest expenses were $208.6 million compared to $235.8 million in 2007, an 11.5% decline. The decline was primarily due to lower fixed and variable compensation expense.

Outlook on Liquidity

As of March 31, 2008, cash, restricted cash and cash equivalents totaled $1.1 billion. Readily available cash and borrowing capacity under our revolving credit facility totaled $0.9 billion (excluding cash held by Capmark Bank).

During April 2008, Capmark sold interests in loans in its European portfolio with an aggregate unpaid principal balance of approximately $2.0 billion to an institutional investor in two transactions. The total cash proceeds of approximately $1.8 billion from the sale were primarily used to repay outstanding debt. As a result of the European loan sale, as well as additional sales of other loans, readily available cash and borrowing capacity under our revolving credit facility was $2.3 billion as of April 30, 2008 (excluding cash held by Capmark Bank).

The ratio of adjusted debt to adjusted equity was 6.7x as of March 31, 2008, compared to 5.9x as of December 31, 2007. As of March 31, 2008, our pro-forma adjusted debt to adjusted equity ratio was 6.2x after giving effect to the closing of the European loan sale and the application of a majority of the net proceeds to the repayment of indebtedness.*

*
See our discussion of Non-GAAP financial measures below.

Capmark has continued to take actions to maintain sufficient liquidity to support its business operations in the current difficult credit environment. These actions included the following:

•
We managed the volume and mix of loan originations among product types to emphasize products with better liquidity and lower funding costs, including government-sponsored programs, third-party originations and loans funded by Capmark Bank. During the first quarter of 2008, our total loan originations of $2.7 billion primarily included $1.3 billion of government-sponsored program originations, $646.2 million of third-party originations and $616.6 million of Capmark Bank originations.

•
We generated over $2.0 billion of cash from repayments of held for sale and investment loans, sales and syndications of loans, and other investments in the first quarter and an additional $1.8 billion of cash from the European loan sale in April 2008.

•
We were able to extend or refinance over $680 million of previously existing borrowing capacity on a committed basis and lengthened the weighted average maturity of funding at Capmark Bank by increasing our utilization of FHLB funding by over $450 million.

•
We continued to control noninterest expenses.

Asset Quality

Asset quality has performed as expected in a difficult credit environment. The composition of our assets remains diverse within the commercial real estate sector, with only limited exposure to residential real estate.

Capmark remains dedicated to the systematic oversight of its assets and the determination of appropriate reserves and asset valuations, informed by credit, servicing, capital markets, and accounting professionals independent of the business platforms they oversee.

Our loans are subject to a comprehensive quarterly risk rating process managed by Capmark's Credit Department. This process enables Capmark to identify emerging credit concerns on both the asset level and portfolio level, and further enables us to determine strategies and devote resources for optimum resolutions of issues.

As of March 31, 2008, Capmark's held for investment loan portfolio was carried at $7.4 billion, which reflects an allowance for loan losses totaling $32.1 million and prior fair value and other adjustments totaling $97.3 million. The combination of the allowance for loan losses and fair value and other adjustments totaled $129.4 million, or 1.75% of the total held for investment loan portfolio as of March 31, 2008.

Capmark's held for sale loan portfolio, as of March 31, 2008, was $7.7 billion. These loans do not have an allowance for loan losses but are carried at fair value. Fair value adjustments represent an aggregate discount of approximately $500 million to the aggregate unpaid principal balance of $8.2 billion as of March 31, 2008. On a pro-forma basis as of March 31, 2008 after giving effect to the European loan sale, the total held for sale loan portfolio would have been $5.9 billion, representing an aggregate discount of approximately $300 million to the aggregate unpaid principal balance of $6.2 billion.

Selected portfolio information is as follows:

•
As of March 31, 2008, Capmark's loan portfolio totaled $15.1 billion, up from $14.7 billion as of December 31, 2007. On a pro-forma basis as of March 31, 2008 after giving effect to the European loan sale, Capmark's total loan portfolio would have been $13.3 billion, a decrease of approximately 9.5% since year-end.

•
The ratio of Capmark's originated non-performing assets to total assets remained constant at 0.9% as of March 31, 2008, and December 31, 2007.

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As of March 31, 2008, 97.8% of Capmark's $15.1 billion loan portfolio was comprised of first lien commercial mortgage loans, with an average loan size of $9.9 million.

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The weighted average loan-to-value ratio of Capmark's loan portfolio was 68.9% as of March 31, 2008, compared to 70.4% as of December 31, 2007.

•
As of March 31, 2008, Capmark had:

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Total loan exposure to condominium projects of approximately $191 million, or less than 1.0% of total assets;

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Commercial property land loan exposure of approximately $504 million, or 2.1% of total assets;

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Approximately $90 million, or 0.4% of total assets, of balance sheet exposure to investment securities collateralized by U.S. residential mortgage loans, inclusive of all subprime exposure; and

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Approximately $250 million of fixed rate U.S. loans originated specifically for CMBS securitizations.

Debt Repurchase Program

Capmark's Board of Directors has authorized a debt repurchase program pursuant to which Capmark may from time to time repurchase (through open market repurchases or private transactions) and retire up to $100 million of its outstanding senior notes.

The timing and the amount of any repurchases will be determined by Capmark's management based on its evaluation of the prices of the securities and other factors. The repurchase program may be suspended or discontinued at any time.

Segment Condensed Financial Results

The following tables present unaudited selected summary financial information for each of our six business segments and corporate and other (amounts in millions):

	Three months ended March 31,
	2008	2007
	(unaudited)
Net Revenue:
North American Lending and Mortgage Banking	$(1.7)	$172.0
North American Investments and Funds Management	18.1	98.5
North American Servicing	75.0	96.3
Asian Operations	7.9	75.8
European Operations	(238.6)	38.1
North American Affordable Housing	2.8	43.7

Subtotal	(136.5)	524.4
Corporate and Other	(3.2)	(3.2)

Consolidated	$(139.7)	$521.2

(Loss) Income Before Income Taxes:
North American Lending and Mortgage Banking	$(40.9)	$107.6
North American Investments and Funds Management	0.5	63.9
North American Servicing	23.2	44.0
Asian Operations	(19.1)	49.3
European Operations	(246.6)	28.3
North American Affordable Housing	(5.8)	28.2

Subtotal	(288.7)	321.3
Corporate and Other	(44.2)	(44.4)

Consolidated	$(332.9)	$276.9

	March 31, 2008	December 31, 2007
	(unaudited)	(unaudited)
Total Assets:
North American Lending and Mortgage Banking	$12,344.6	$12,159.8
North American Investments and Funds Management	1,081.5	1,050.6
North American Servicing	862.5	894.3
Asian Operations	3,087.2	2,789.0
European Operations	3,063.9	3,068.1
North American Affordable Housing	1,027.7	1,084.8

Subtotal	21,467.4	21,046.6
Corporate and Other	2,087.8	2,217.8

Consolidated	$23,555.2	$23,264.4

Segment Analysis

  North American Lending and Mortgage Banking

Our North American Lending and Mortgage Banking segment incurred a pre-tax loss of $40.9 million during the three months ended March 31, 2008, compared to pre-tax income of $107.6 million for the same period a year ago. The decrease resulted primarily from a decline in noninterest income attributable to fair value adjustments on loans reflected in net losses on loans of $109.4 million compared to net gains on loans of $43.5 million for the first quarter of 2008 and 2007, respectively. Additionally, the segment generated lower loan origination and placement fees in the first quarter of 2008 due to a planned reduction of proprietary lending and reduced volume of third-party originations. The decline in noninterest income was partially offset by an increase in net interest income to $78.0 million in the first quarter of 2008 from $61.1 million in the first quarter of 2007 due to an increase in interest earning loan assets in 2008 and a decrease in fixed and variable compensation expenses resulting from reduced mortgage originations during the first quarter of 2008.

  North American Investments and Funds Management

Our North American Investments and Funds Management segment reported pre-tax income of $0.5 million for the three months ended March 31, 2008, compared to $63.9 million reported for the same period a year ago. The decline in income was driven by a $28.5 million reduction in income from joint ventures and partnerships, a decrease of $26.2 million due to lower realized gains on investment securities and CMBS, and a $10.5 million decrease in investment placement fees due to lower transaction volume in the first quarter of 2008.

Real estate related assets under management in our North American Investments and Funds Management business were approximately $10.2 billion as of March 31, 2008, compared to $10.3 billion as of December 31, 2007.

  North American Servicing

Our North American Servicing segment generated pre-tax income of $23.2 million during the first quarter of 2008 compared to $44.0 million for the same period a year ago. The decline in income was primarily driven by lower noninterest income of approximately $20.5 million from a reduction in trust fees, document custodial income, and servicing fees. This reduction resulted from lower prevailing interest rates and a reduction in volume of mortgage loan servicing fee-based transactions during the first quarter of 2008 compared to the first quarter of 2007.

  Asian Operations

Our Asian Operations segment incurred a pre-tax loss of $19.1 million for the three months ended March 31, 2008, compared to pre-tax income of $49.3 million for the same period a year ago. The decrease was primarily due to approximately $34.7 million in lower net gains on sales of real estate and loan investments during the quarter compared to the same period in 2007. This segment also had an increase in impairments on real estate investments totaling approximately $20.4 million and a decrease in net interest income of approximately $5.7 million during the quarter due to reductions in interest accretion on lower acquired non-performing loan balances year over year.

  European Operations

Our European Operations segment incurred a pre-tax loss of $246.6 million for the three months ended March 31, 2008, compared to pre-tax income of $28.3 million for the same period in 2007. The loss resulted primarily from a decrease in noninterest income from $28.7 million in the first quarter of 2007 to a loss of $243.6 million in the first quarter of 2008. The decrease in noninterest income was primarily a result of net losses on loans of $245.6 million in the first quarter of 2008 compared to net gains on loans in the first quarter of 2007. In April 2008, we completed the sale of interests in 39 loans with an unpaid principal balance of approximately $2.0 billion for an aggregate sale price of approximately $1.8 billion. Losses related to the loan interests sold, as well as fair value adjustments related to the retained interests, were recognized in the first quarter of 2008 because the sale prices were indicative of fair value as of March 31, 2008.

  North American Affordable Housing

Our North American Affordable Housing segment reported a pre-tax loss of $5.8 million during the first quarter of 2008 compared to pre-tax income of $28.2 million in the same period in 2007. The results for the first quarter of 2007 included a non-recurring pre-tax gain of approximately $71.5 million on the sale of the majority of Capmark's Affordable Debt platform in February 2007. Excluding the effects of that non-recurring gain, the segment would have recorded a pre-tax loss of $43.3 million in that quarter.* The improvement year over year was primarily attributable to a reduction in losses relating to LIHTC yield guarantees, gains on disposition of real estate investments, and lower operating expenses during the first quarter of 2008.

*
See our discussion of Non-GAAP financial measures below.

Conference Call and Supplemental Financial Information

Capmark will hold a conference call for investors to be broadcast live over the Internet on May 13, 2008, at 12:00 noon Eastern Time regarding the topics addressed in this news release and the related financial supplement. Investors can access a webcast (listen only) of the conference call via Capmark's Web site by selecting "About Us" near the top center of the home page then "Investor Relations" from the drop-down menu and clicking on the first quarter webcast link. To listen to the conference call, please go to the Web site at least fifteen minutes prior to the scheduled start time to download and install any necessary audio software. For those who are unable to listen to the live broadcast, an archived replay will be available on the Web site under "Investor Relations" in the drop-down menu "About Us" for approximately 90 days.

Investors who have questions for Capmark management can participate in the conference call by dialing in to one of the following numbers:

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Toll Free: 877-407-0778

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International: 201-689-8565

The related financial supplement to accompany the conference call remarks may be found on the Web site under "Investor Relations" in the drop-down menu "About Us."

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets. Capmark has three core businesses: lending and mortgage banking, investments and funds management, and loan servicing. Capmark operates in North America, Europe and Asia.

Media Contact:	Investor Relations Contact:
Joyce Patterson	Paul Kopsky, Jr.
215-328-3842	215-328-3000
Joyce.Patterson@capmark.com	Investor.relations@capmark.com

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements. These statements are based on management's current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, adverse changes in debt and capital markets conditions, which may adversely impact Capmark's access to capital on acceptable terms or the value or salability of our real estate related investments; interest rate and credit spread fluctuations; adverse changes in commercial real estate markets; changes in general economic and business conditions, which will, among other things, affect the amount Capmark may earn on products and services and the availability and credit worthiness of its customers; changes in applicable laws and regulations; risks posed by competition; currency risks and other risks associated with international markets.

Such forward-looking statements are made only as of the date of this release. Capmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward- looking statements contained herein to reflect any change in Capmark's expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.

Explanation of Capmark's Use of Certain Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles (GAAP), this release includes certain non-GAAP financial measures, such as those presented under the headings "Outlook on Liquidity" and "Segment Analysis—North American Affordable Housing." The non-GAAP financial measures presented are reconciled to the most comparable GAAP financial measures herein.

Capmark believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business, and performance trends, and facilitates comparisons with the performance of other companies in the financial services industry.

Specifically, our ratio of adjusted debt to adjusted equity is a financial measure that our management uses to evaluate the degree of financial leverage present in our capital structure. In calculating adjusted debt for purposes of this non-GAAP ratio, we adjust GAAP total indebtedness to reflect the exclusion of the junior subordinated debentures underlying the trust preferred securities issued by Capmark Trust and the portion of our indebtedness relating to certain securitization transactions and certain LIHTC partnership and limited liability company interests, which is required to be consolidated under GAAP but is not considered to be indebtedness under the terms of our senior credit facility. In calculating adjusted equity for purposes of this non-GAAP ratio, we adjust GAAP total stockholders' equity to reflect the inclusion of the trust preferred securities issued by Capmark Trust and the mezzanine equity we issued to our employees and directors, which are commonly considered by investors and rating agencies to be components of equity.

In addition, the presentation of our debt to equity and adjusted debt to adjusted equity ratios on a pro-forma basis as of March 31, 2008, to give effect to the sale of a significant portion of our European loan portfolio, is useful to investors because the sale resulted in a significant reduction in assets and debt and occurred less than 30 days after the end of the first quarter of 2008.

Further, in our North American Affordable Housing segment analysis, we have reported a pre-tax loss excluding the effects of a specific non-recurring gain in 2007. Capmark believes the exclusion of the non-recurring gain in 2007 is useful to investors for a meaningful period on period comparison of the segment's results.

Although Capmark believes the non-GAAP financial measures described above enhance investors' understanding of its business and performance, these non-GAAP financial measures may not be comparable to measurements used by other companies, including other financial services companies, and should not be considered as a substitute for, or an alternative to, GAAP-based financial measures.

CAPMARK FINANCIAL GROUP INC.

Condensed Consolidated Statement of Operations (Unaudited)

(in millions, except per share data)

	Three months ended March 31, 2008	Three months ended March 31, 2007
Net Interest Income
Interest income	$277.0	$297.4
Interest expense	215.9	213.9

Net interest income	61.1	83.5
Provision for loan losses	7.6	6.3

Net interest income after provision for loan losses	53.5	77.2

Noninterest Income
Net (losses) gains	(349.7)	179.3
Fee and investment income	156.5	264.7

Total noninterest income	(193.2)	444.0

Net Revenue	(139.7)	521.2

Noninterest Expense
Compensation and benefits	89.6	120.0
Other expenses	119.0	115.8

Total noninterest expense	208.6	235.8

(Loss) income before minority interest and income tax (benefit) provision	(348.3)	285.4
Minority interest income (expense)	15.4	(8.5)

(Loss) income before income tax (benefit) provision	(332.9)	276.9
Income tax (benefit) provision	(120.0)	101.4

Net (loss) income	$(212.9)	$175.5

Basic and diluted net (loss) income per share:
Net (loss) income per share	$(0.49)	$0.41
Weighted average shares outstanding	432.9	432.8

CAPMARK FINANCIAL GROUP INC.

Condensed Consolidated Balance Sheet (Unaudited)

(in millions, except share amounts)

	March 31, 2008	December 31, 2007
Assets
Cash, cash equivalents, and restricted cash	$1,110.2	$1,436.8
Investment securities:
Trading	195.0	185.7
Available for sale	972.0	949.7
Loans held for sale	7,719.1	7,783.8
Loans held for investment, net of allowance for loan losses of $32.1 million as of March 31, 2008 and $28.8 million as of December 31, 2007	7,378.5	6,891.7
Real estate investments	1,940.2	1,748.6
Equity investments	1,940.2	1,984.1
Other assets	2,300.0	2,284.0

Total assets	$23,555.2	$23,264.4

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$5,069.8	$3,832.6
Long-term borrowings	8,973.0	8,307.7
Deposit liabilities	4,512.0	5,552.6
Real estate syndication proceeds	1,458.9	1,563.2
Other liabilities	821.3	1,069.0

Total liabilities	20,835.0	20,325.1

Commitments and Contingent Liabilities	—	—
Minority Interest	339.6	330.2
Mezzanine Equity	100.6	102.4
Stockholders' Equity:
Common stock, $.001 par value, 650,000,000 shares authorized, 412,899,091 shares issued and outstanding as of March 31, 2008, and 412,898,576 shares issued and outstanding as of December 31, 2007	0.4	0.4
Other stockholders' equity	2,279.6	2,506.3

Total stockholders' equity	2,280.0	2,506.7

Total liabilities and stockholders' equity	$23,555.2	$23,264.4

CAPMARK FINANCIAL GROUP INC.

Reconciliation of Non-GAAP Financial Measures

A reconciliation of our GAAP ratio of debt to equity to the non-GAAP ratio of adjusted debt to adjusted equity as of March 31, 2008, December 31, 2007, and Pro-forma March 31, 2008 is set forth below:

Debt to Equity Ratio (GAAP)	Pro-Forma March 31, 2008	March 31, 2008	December 31, 2007
	(in millions of U.S. dollars)
Total indebtedness(1)	$17,124	$18,555	$17,693

Total stockholders' equity	$2,280	$2,280	$2,507

Debt to equity ratio	7.5x	8.1x	7.1x
Adjusted Debt to Adjusted Equity Ratio (Non-GAAP)
Total indebtedness(1)	$17,124	$18,555	$17,693
Less:
Junior subordinated debentures	250	250	250
Collateralized borrowings in securitization trusts	262	262	261
Consolidated LIHTC partnerships debt	302	302	336

Adjusted debt	$16,310	$17,741	$16,846

Total stockholders' equity	$2,280	$2,280	$2,507
Plus:
Trust preferred securities	250	250	250
Mezzanine equity	101	101	102

Adjusted equity	$2,631	$2,631	$2,859

Adjusted debt to adjusted equity ratio	6.2x	6.7x	5.9x

    (1)
    Pro-forma "Total indebtedness" reflects the application of the majority of the proceeds of the sale of interests in the European loan portfolio to the repayment of indebtedness.

QuickLinks

  Exhibit 99.1
CAPMARK FINANCIAL GROUP INC. Condensed Consolidated Statement of Operations (Unaudited) (in millions, except per share data)
CAPMARK FINANCIAL GROUP INC. Condensed Consolidated Balance Sheet (Unaudited) (in millions, except share amounts)
CAPMARK FINANCIAL GROUP INC. Reconciliation of Non-GAAP Financial Measures